Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

An investment product that functions similar to a money market fund

Competitive rates

Convenient online enrollment and investment management

Easy investment process

24/7 access to your funds with no additional fees

Supports GM and GM Financial

COMPETITIVE RATES

1.15% 1.20% 1.25%

TIER 1 TIER 2 TIER 3

Investments less Investments Investments more than $15,000 $15,000—$50,000 than $50,000

Rates as of 09/12/16

• Higher than most savings accounts

• Rates are tiered by investment amount

• Daily interest automatically reinvested monthly

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CONVENIENT ONLINE ENROLLMENT

• Visit RIGHTNOTES.COM

• Review the prospectus

• Enroll online with no paperwork

• Get started with as little as a $500 investment

RIGHTNOTES.COM

NAME ADDRESS EMAIL BANK INFO

START INVESTING

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EASY TO INVEST

• Additional investments accepted at                 any time through a linked account

• Payroll Deduction available – Put aside an amount with each paycheck

24/7 ACCESS

• Manage your investment at any time

• Invest or redeem funds electronically with no fees

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DIVERSIFY YOUR INVESTMENT PORTFOLIO

• Offers you an additional investment opportunity with a competitive return

• Provides a source of financing that supports GM and GM Financial

Higher rates $500 minimum 24/7 access to than most investment your funds with savings accounts no additional fees Daily interest Convenient online Additional investments automatically enrollment & investment accepted at any reinvested management time — including monthly direct from payroll

Right Notes are unsecured debt obligations of General Motors Financial Company, Inc. and are not guaranteed by General Motors Company. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. Right Notes are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.gmfinancial.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485. ©2016 General Motors Financial Company, Inc. GM Financial and the GM logo are trademarks of General Motors LLC, used with permission.

VISIT

RIGHTNOTES.COM

TO LEARN MORE AND GET STARTED